Exhibit 99.1

Press Release
For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

Cornerstone Bank’s Holding Company Reports Big Growth
in 2005 Second Quarter

WILSON, NC -— CB Financial Corporation, the holding company for Cornerstone Bank, a community bank based in Wilson, NC, reported earnings of $335,000 for the second quarter ended June 30, 2005, a 114.7 percent increase from reported earnings of $156,000 for the same period last year.
For the first six months of 2005, Cornerstone has accumulated earnings of $647,000. Diluted earnings per share as of June 30, 2005 were $0.34, a dramatic increase from the $0.16 of a year ago.
Assets as of June 30, 2005 were $127.7 million. Cornerstone Bank is in it’s fifth year of operations since opening March 15, 2000.
Growth in deposits and loans also were consistent for the quarter-end report. Deposits as of June 30, 2005 were $115.8 million, a 26.5 percent increase from the previous year and loans were $92.3 million, a 14.5 percent growth from the previous year.
“While we have steadfastly pointed out consistent controlled growth is important for this Bank, we are in the midst of a truly remarkable year,” said Tom Brown, chairman of Cornerstone Bank’s and CB Financial Corporation’s Boards of Directors. “Our staff and management have been constant and they have performed exactly as our community would expect.”
Cornerstone Bank and CB Financial Corporation President Norm Osborn also noted that “the Bank has benefited from widening interest margins, and that non-interest income continues to grow.” In addition, Osborn said, “the Bank has not yet suffered a slowdown in mortgage activity or other loans.”“Our success is directly due to our connection with customers,” Osborn said. “Our staff enjoys working here, enjoys working with our customers, and enjoys our style of banking.”
That success has led Cornerstone Bank to expanding services in the immediate area. A second branch is being planned for opening later this year at the Parkwood Mall, and a mortgage loan production office is now open in Zebulon, NC.
This release should be read in conjunction with CB Financial Corporation’s Quarterly Report on Form 10-QSB which was filed with the Securities and Exchange Commission on August 15, 2005.
For more information about the Bank’s products, services, or stock information, visit the main office at 3710 Nash Street North, Wilson, NC or call 252/243-5588.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,”“anticipate,”“estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company’s filings with the Securities and Exchange Commission.